December 16, 1998


Mr. Andre Szykier
3082 Arbolado Court
Walnut Creek, CA 94598

Dear Andre:

         This letter serves as a term sheet that will be the basis on which to formalize an agreement. It refers to your current and future involvement as both an employee and board member with QueryObject Systems, and your involvement in the new "knowledge management" subsidiary (NewCo for the purposes of this letter), which we have proposed establishing.

1) QueryObject Systems will extend your contract as an Officer of the Company for the period from January 1, 1999 to April 30, 1999. During this period, you will devote the majority of your efforts to building a business plan for NewCo.

2) At least for the 1999 fiscal year, subject to shareholder re-approval, you will remain as both a member of the QueryObject Board of Directors, and (in that roll) as titular Chief Technology Officer.

3) You will exercise best efforts to present to the QueryObject Board of Directors at its February meeting a viable business plan for a knowledge management subsidiary (NewCo) which will sub-license the QueryObject technology and apply it into a new-to-QueryObject market application.

4) As additional compensation for the duties outlined in 10, 2) and 3), the new option grant proposed at this week's board meeting(75,000 shares) will be revised to 150,000 shares. Attached to this grant to you will be a special convertibility feature outlined in 7) below.

5) Pursuant to item 3), QueryObject System will cover all normal operating expenses occurred in preparation of this business plan.

6) At the February Board Meeting, the Board will examine your business plan with a view to financing and managing NewCo.

7)       If the Board agrees to go ahead with NewCo:

         -We will establish a legal structure of NewCo as a wholly-owned subsidiary of QueryObject Systems;

         -You may elect, at point of incorporation, to convert the shares grant outlined in 5) to a 20% equity option in the Portion of NewCo owned by QueryObject Systems, such equity stake to be protected from dilution as a percentage of QueryObject holdings for a period of 18 months from date of incorporation;

         -and, we will exercise best efforts to provide the seed infrastructure and raise the capital necessary to develop NewCo until such time as it can be offered to outside investors for venture or operational funding.

8)       If the Board elects not to proceed with NewCo:

         -Subject to your contractual obligation with respect to the non-compete and intellectual property rights of QueryObject Systems and your entering into a re-licensing agreement for any QueryObject technology that is appropriate for NewCo, you may exercise the option to acquire full right to the proposed venture in exchange for re-payment or normal costs such as T&E, legal advice, incorporation expenses, investment and technology consultants and other material expenses associated with the venture, and incurred by QOS during the period from January 1, 1999 onward.

         -QOS will agree not to enter into a competitive knowledge management initiative except when it is a direct and logical extension of its then current business, for a period of not less than 24 months from the date you are assigned rights to NewCo.

9) Unless you are offered a further contract extension by the Board of Directors, and elect to accept it, effective May 1, 1999, you will cease active employment with QueryObject Systems and your current contractual severance agreement will go into effect.

         This will provide salary for one year to April 30, 2000, paid in accordance with normal company policy at your current annual rate of $150,000 per annum. In addition, the Company will agree to continue medical and dental benefits or a period of five years from May 1, 1999, or until you acquire such benefits by virtue of employment or other means. All then existing options will become fully vested by April 30, 2000, and must be exercised by December 31, 2000. Payment for your accrued vacation and any outstanding expenses through April 30, 1999 will be discharged in equal installments over the period to December 31, 1999.

The above fairly reflect my understanding of our agreement. If you are in agreement, please sign and return a copy and, based on this letter, Dan Pess will draw up any contractual documents that may be required.

Andre, as we discussed yesterday, the essence of QOS is not just this Company, not the current or the past employees, it is a profoundly interesting technological idea that we live in a number of iterations. I am very excited about this direction, and the market timing for its success, and look forward to working closely with you on it.

Sincerely,


/s/ Robert Thompson
Robert Thompson
President and CEO


I am in agreement with the above:


/s/ Andre Szykier                                  12/31/98
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Andre Szykier                                     Date